Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks Public Relations

Gregory Cross

408/579-3483

gcross@extremenetworks.com

EXTREME NETWORKS, INC. RECEIVES NASDAQ NOTICE

REGARDING DELAYED FILING OF FORM 10-Q

SANTA CLARA, Calif.; May 18, 2007 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced that on May 16, 2007 it received a Nasdaq Staff Determination stating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because it did not timely file its report on Form 10-Q for the quarter ended April 1, 2007 and, therefore, that its common stock is subject to delisting from The Nasdaq Global Market (the “Third 10-Q Determination”).

As a result of the Company’s previously-announced ongoing investigation of its historical stock option practices by a special committee of its Board of Directors, the Company has delayed filing its Form 10-Q for the quarter ended April 1, 2007. Also as previously announced, based on the special committee’s review to date, the Company and the Audit Committee reached a preliminary conclusion that the appropriate measurement dates for financial accounting purposes of certain stock option grants differ from the recorded grant dates of those awards and that, accordingly, the Company expects to restate certain historical financial statements to record the additional stock-based compensation expense and related tax impacts, and will also evaluate any other unrecorded adjustments previously determined to be immaterial.

The Company also has delayed filing its Form 10-K for the fiscal year ended July 2, 2006 (the “Form 10-K”), its Form 10-Q for the fiscal quarter ended October 1, 2006 (the “First 10-Q”), and its Form 10-Q for the fiscal quarter ended December 31, 2006 (the “Second 10-Q”) pending the completion of the investigation by the special committee. The Company plans to file its Form 10-K report and all three Form 10-Q reports as soon as practicable after the special committee has completed its review, and the Company has been able to document, review and have audited the applicable accounting and tax treatments.

As previously disclosed in press releases on September 27, 2006, November 16, 2006 and February 22, 2007, the Company previously received Nasdaq Staff Determinations that the Company was not in compliance with Marketplace Rule 4310(c)(14) because it did not timely file the Form 10-K (the “10-K Determination”), the First 10-Q (the “First 10-Q Determination”) and the Second 10-Q (the “Second 10-Q Determination”).

In response to the 10-K Determination, the Company requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the 10-K Determination, which hearing occurred on November 9, 2006. During the hearing, the Company requested that the Panel consider the First 10-Q Determination simultaneously with the 10-K Determination. On January 4, 2007, the Panel determined (the “Panel Determination”) to continue the listing of the Company’s shares on The Nasdaq Stock Market, subject to the condition that on or before March 21, 2007, the Company file the Form 10-K, the First 10-Q and any required restatements (collectively, the “Final Filings”), with a delisting to occur shortly thereafter if the Final Filings are not made.

On February 20, 2007, the Nasdaq Listing and Hearings Review Council (the “Listing Council”) informed the Company that pursuant to its discretionary authority, it has called the Panel Determination for review and has stayed the Panel Determination and any future Panel Determinations to suspend the Company’s securities from trading pending further action by the Listing Council. The Company has advised the Listing Council of the Second 10-Q Determination, and intends to advise the Listing Council of the Third 10-Q Determination. The Listing Council will review the Panel’s decision on the written record, but there can be no assurance that as a result of its review the Listing Council will grant the Company’s request for an extension to file the Final Filings.

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that solve the toughest business communications challenges. Our commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. We believe openness is the best foundation for growth, freedom, flexibility, and choice. We focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data, over a wired and wireless infrastructure.

This press release contains forward-looking statements regarding the Company’s plans to request a hearing with Nasdaq. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and results of the review by the special committee; the timing and outcome of the Nasdaq hearing; the impact of any actions that may be required or taken as a result of such review or the Nasdaq hearing and review process. Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and/or other countries.